EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Three Months Ended September 30, 2002 and 2001
(Unaudited)
(In thousands, except per share data)
	2002	2001

Numerator for basic and diluted earnings per share:
Net Earnings available to common stockholders
before and after assumed conversions
Net	$11,815	3,623

Denominator:
Basic earnings per share -
weighted-average shares	3,525	3,512

Effect of dilutive stock options	29	30

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,554	3,542

Basic earnings per share:
Net earnings	$3.35	1.03

Diluted earnings per share:
Net earnings	$3.33	1.02

EXHIBIT 11

NATIONAL WESTERN LIFE INSURANCE COMPANY AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
For the Nine Months Ended September 30, 2002 and 2001
(Unaudited)
(In thousands, except per share data)
	2002	2001

Numerator for basic and diluted earnings per share:
Earnings available to common stockholders
before and after assumed conversions:
Earnings before cumulative effect of change in accounting principle	$32,857	28,821
Cumulative effect of change in accounting principle	-	2,134

Net earnings	$32,857	30,955

Denominator:
Basic earnings per share -
weighted-average shares	3,521	3,509

Effect of dilutive stock options	33	28

Diluted earnings per share -
adjusted weighted-average
shares for assumed conversions	3,554	3,537

Basic earnings per share:
Earnings before cumulative effect of change in accounting principle	$9.33	8.21
Cumulative effect of change in accounting principle	-	0.61

Net earnings	$9.33	8.82

Diluted earnings per share:
Earnings before cumulative effect of change in accounting principle	$9.25	8.15
Cumulative effect of change in accounting principle	-	0.60

Net earnings	$9.25	8.75